Exhibit 99.1

Nexeo Solutions Announces Successful Completion of CSD, Inc. Acquisition

Nexeo Solutions Strengthens End Market Presence through Acquisition of CSD, Inc.

THE WOODLANDS, TX U.S.A. — December 3, 2013 - Nexeo Solutions, a leader in chemicals distribution, announced that they have successfully completed the acquisition of Chemical Specialists and Development, Inc. (“CSD”), also known as Startex Chemical. This move reflects Nexeo Solutions’ continued focus and commitment to growth in their dedicated end markets such as energy, PICA (paints, inks, coatings and adhesives) and lubricants.

Through this acquisition, Nexeo Solutions expands its capabilities in formula preparation, custom blending and laboratory testing.  The acquisition also enhances Nexeo Solutions’ contract chemical packaging, private label chemical packaging and lab capabilities as CSD operates Startex Chemical, Prist, Arpol, and ST Labs in the marketplace.

“We are pleased that the acquisition has closed,” said Nexeo Solutions’ President and CEO, David Bradley. “It not only advances Nexeo Solutions’ strategy, it also strengthens our end market presence and increases our growth in the Gulf Coast region, allowing us to further expand our value proposition for our customers and suppliers across North America.

“We are ready to begin integration activities,” according to Steve Cooke, CSD President and CEO.  “CSD customers will benefit from a wider selection of products, broader logistics capabilities, and dedicated technical expertise in our end market, while Nexeo Solutions will benefit from our capabilities in small packaging to drive new growth.”

Following the acquisition, CSD will continue to operate out of its existing facilities.

About Nexeo Solutions

Nexeo Solutions is the largest global chemical, plastics and composites distributor with a centralized business model. The company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise and Environmental Services. As a private company employing approximately 2300 employees with operations across North America, Europe and Asia, Nexeo Solutions is a leading distributor of chemicals, plastics, composites and environmental services.  Learn more at www.nexeosolutions.com.

About CSD

CSD is a leading chemical distribution company and provider of specialty chemicals.  With approximately 200 employees, CSD operates Startex, Prist, Arpol, STX Freight and ST Labs in the marketplace. Their operating units offer formula preparation, contract chemical packaging, custom chemical blending, custom chemical packaging, laboratory testing and shipping services.

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FOR FURTHER INFORMATION PLEASE CONTACT

Media Relations, Nexeo Solutions

Tel. +1 281 297 0058, Media.relations@nexeosolutions.com

Investor Relations, Nexeo Solutions

Tel. +1 281 297 0850, Investor.relations@nexeosolutions.com